Exhibit 99.1


      BANKRUPTCY COURT CONFIRMS CHAPTER 11 PLAN FOR THE NEW POWER COMPANY



PURCHASE, NY, February 19, 2003 - NewPower Holdings, Inc. (PINK SHEETS: NWPW) announced that at a hearing on February 12, 2003, the Honorable W. Homer Drake, Jr. of the U.S. Bankruptcy Court for the Northern District of Georgia, Newnan Division, confirmed the Second Amended Chapter 11 Plan, solely as it applies to the Company's subsidiary, The New Power Company. The Company expects the Bankruptcy Court to issue its order regarding this confirmation in the next several days. The effective date of the plan would occur ten days following the issuance of the order, at which time NewPower will begin paying the allowed pre-petition claims of its creditors.

Pursuant to the Plan, holders of allowed unsecured claims asserted against NewPower will receive distributions totaling approximately $8.1 million, representing payment in full of allowed claims plus interest from June 11, 2002, the date the Company and its subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code. NewPower will transfer any cash remaining after such payment to TNPC Holdings, Inc. ("TNPC") in satisfaction of all intercompany debt outstanding between them.

Judge Drake continued the hearing on confirmation of the Plan with respect to NewPower Holdings, Inc. and TNPC to February 28, 2003 at 11:00 a.m.

Cautionary Statement
This press release contains certain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties and may differ materially from actual future events or results. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our goals will be achieved. The Company undertakes no obligation to publicly release any revision to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.



Media Contact: Gael Doar-203-353-8607; cell phone-203-918-3187